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Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
The Travelers Companies, Inc.:

        We consent to the incorporation by reference in the registration statements (SEC File No. 33-56987, No. 333-50943, No. 333-63114, No. 333-63118, No. 333-65726, No. 333-107698, No. 333-107699, No. 333-114135, No. 333-117726, No. 333-120998, No. 333-128026, No. 333-157091, No. 333-157092, No. 333-164972 and No. 333-176002) on Form S-8 and (SEC File No. 333-178507) on Form S-3 of The Travelers Companies, Inc. and subsidiaries of our reports dated February 16, 2012, with respect to the consolidated balance sheet of The Travelers Companies, Inc. and subsidiaries as of December 31, 2011 and 2010, and the related consolidated statements of income, changes in shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2011, and all related financial statement schedules, and the effectiveness of internal control over financial reporting as of December 31, 2011, which reports appear in the December 31, 2011 annual report on Form 10-K of The Travelers Companies, Inc.

        Our reports refer to a change in the Company's method of accounting for other-than-temporary impairments of debt securities as of April 1, 2009 due to the adoption of new FASB guidance.

/s/ KPMG LLP KPMG LLP

New York, New York
February 16, 2012

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  Exhibit 23.1
Consent of Independent Registered Public Accounting Firm